Exhibit 99.1

Plymouth Industrial REIT, Inc.
Q2 2019 Earnings Conference Call
August 8, 2019 at 1:00 p.m. Eastern

CORPORATE PARTICIPANTS

Tripp Sullivan – Investor Relations

Jeff Witherell – Chairman and Chief Executive Officer

Dan Wright – Executive Vice-President and Chief Financial Officer

Jim Connolly – Senior Vice-President of Asset Management

Anne Hayward – General Counsel

PRESENTATION

Operator

Good day, and welcome to the Plymouth Industrial REIT Second Quarter 2019 Earnings Conference Call and Webcast. All participants will be in listen-only mode. Should you need assistance, please signal conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then one on the touchtone phone. To withdraw your question, please press star, then two. Please note, this event is being recorded.

I would now like to turn the conference call over to Mr. Tripp Sullivan of Investor Relations. Mr. Sullivan, the floor is yours, sir.

Tripp Sullivan

Thank you, Mike. Good afternoon, everyone. Welcome to the Plymouth Industrial REIT conference call to review the company’s results for the second quarter of 2019. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer; Dan Wright, Executive Vice-President and Chief Financial Officer; and Jim Connolly, Senior Vice-President of Asset Management.

Our results were released this morning in our earnings press release, which can be found on the investor relations section of our website, along with our form 10Q and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through August 15th, 2019. The numbers to access the replay are provided in the earnings press release. For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, August 8th, 2019, and will not be updated subsequent to this call.

During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio; our pipeline of potential acquisitions; and other investments, future dividends, and financing activities. All forward-looking statements represent Plymouth’s judgment as of the date of this conference call and are subject to risk and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company’s filings with the SEC.

We will also discuss certain non-GAAP measures, including but not limited to FFO, AFFO, and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I’ll now turn the call over to Jeff Witherell. Please go ahead.

Jeff Witherell

Thanks, Tripp. Good afternoon, everyone. Thanks for joining us. In addition to Dan and Jim, Anne Hayward, our General Counsel, is here with us. Pen White, our President and Chief Investment Officer, is traveling today and won’t be able to join us.

Our outlook for 2019 remains very positive and the actions we took during the second quarter and so far in the third quarter have solidified those expectations. We are executing well on acquisitions, as I will discuss in a moment, and on our leasing front, as Jim will discuss as well.

We have stayed true to our strategy and the strong performance by our team is helping us capitalize on a number of opportunities within our existing portfolio and within our targeted markets.

Plymouth Industrial REIT, Inc.

August 8, 2019 at 1:00 p.m. Eastern

With leasing, we are benefiting from the strong location of our properties and the underlying fundamentals in the markets. We had 714,000 square feet of leases commence in quarter two, with the leases that were six months or longer generating an 8.3% increase in rental rate, and that’s on a cash basis. We are still not including the lease up of our Creekside space in Columbus, Ohio, in our forecast, but Jim will discuss this asset in a few minutes.

We continue to be well ahead of our expirations in 2019 and 2020.

We were very active with the capital markets during the quarter and I’m pleased with how we were able to execute with the ATM program in early April. In May, we completed an overnight common stock follow-on offering, raising $56.1 million in net proceeds. We paid down the line with some of those proceeds and also funded acquisitions. Dan will walk through how we’ve used the balance of the proceeds since then and how we conclude that it gives us approximately $120 million of liquidity to pursue additional acquisitions.

This week, we also entered into a new $100 million credit facility, led by Key Bank. Barclay’s and Capital One have joined the line as well and we look forward to expanding our relationships with them. This credit facility replaced our existing $45 million facility, extends our maturity to 2023, and it lowers our borrowing cost by 50 basis points. It also has an accordion feature where we can expand it up to $200 million.

Regarding acquisitions, during the quarter we purchased a 485,000 square foot property for $17 million in Indianapolis, 100% leased to two tenants. So far in the third quarter, we completed the acquisition of 129,000-square-foot multi-tenant industrial building on Phantom Drive in St. Louis for $5.4 million in cash and an initial projected yield of 8.6%. This was our first entry into St. Louis and we are actively working other opportunities in the market for both one-off and small portfolios. This market has similar characteristics to our other markets, specifically a large inventory of additional industrial properties to acquire, a lack of new supply, and access to a highly skilled labor force.

As of today, we are under contract on a number of properties. The first one is a seven-building portfolio in Chicago totaling just over one million square feet for $32.25 million in cash and an initial projected yield of 8.25%. We know this portfolio well and it’s been owned by private equity. It’s a great addition to our existing presence in Chicago.

The second deal is a property with two industrial buildings in Memphis, totaling 566,000 square feet for total consideration of about $22 million. The property is 100% leased. The tenant is heavily invested in these buildings and recently extended their lease to 2024. We are funding this acquisition with just over $12 million in cash and the assumption of a $9.5 million mortgage.

Our third deal is a six-property, 592,000-square-foot portfolio in Ohio: four properties in Cincinnati and two in Columbus. The purchase price is $35.55 million and we are assuming the existing loan of about $22 million.

We continue to focus on signing new leases to eliminate our remaining vacancies and renewals, closing new acquisitions in the pipeline, and making additional improvements to our balance sheet. I am pleased with how well we have performed in the first half of the year, and as a result of our hard work, we have enhanced our position for an even better 2019 than we originally projected. We will continue to focus on maintaining that momentum, as well as remain disciplined with our approach to capital allocation.

Jim, why don’t you walk us through the leasing?

Plymouth Industrial REIT, Inc.

August 8, 2019 at 1:00 p.m. Eastern

Jim Connolly

Good afternoon. Leasing activities here in the second quarter continued at a strong pace. During the quarter, 12 leases commenced, comprised of 714,000 square feet. This total included a 141,000-square-foot short-term lease at our Creekside property in Columbus from April through the end of July. The balance of the leases commencing during the quarter included 253,000 square feet of renewal leases and 320,000 square feet of new leases. Significant leases included a new seven-year, 269,000-square-foot lease with Elkay at our Freeport, Illinois, property, previously under a master lease with the prior owner; and a five-year renewal on a 111,000 square feet at our Diamond Road, Cleveland, Ohio, property with Winston Products.

Overall, on leases commencing during the quarter, we had an 8.3% increase in rental rates on a cash basis over prior leases. Year-to-date we have seen a 10.9% increase in rent on commenced leases over prior leases.

During the quarter, we executed additional leases totaling 486,000 square feet that will commence later this year, of which 286,000 square feet was related to lease renewals and 200 square feet associated with a sub-tenant that will stay on for an additional three years after Volvo leaves in October.

Also, as previously announced, we executed a renewal with Ingram Publishing Services on 638,000 square feet that will commence during 2020. As mentioned by Jeff, I’d like to provide an update on a Creekside leasing activity. There have been numerous interested parties in this property. Over the past few weeks we have been negotiating leases with two strong potential candidates, one of which is a logistics prospect that wants three-quarters of the building over multiple years.

We strongly believe that we will finalize that deal in short order and will be announcing further details on it in the next couple of weeks.

Occupancy at June 30th was 96.1%, up 1.6% from Q1. For the balance of the year, we are confident that occupancy will meet our expected guidance of 95% to 96%. As previously mentioned, we have leases commencing later in the year, along with significant interest in Creekside, that is expected to keep overall occupancy levels high.

Through June 30th, of the 2.7 million square feet that was scheduled to expire in 2019, 1.9 million square feet had already been addressed with 70.5% of tenants renewing. Included in the balance of leases scheduled to expire is about 300 square feet associated with month-to-month tenants that we are working to convert to long-term leases. We are in active negotiations for the remaining, and expect to close on many of these deals in Q3. In addition, of the approximate 2 million square feet that was scheduled to expire in 2020, 760,000 square feet has already been renewed.

Based on our prior results, we feel confident about the pace of our leasing in 2019 and 2020, and expect that we will be able to push rental rates and drive NOI growth.

At this point, I will turn it over to Dan to discuss our financial results.

Dan Wright

Thank you, Jim. The second quarter operating results were ahead of what we were anticipating when we raised guidance in May. We were up across the board on all metrics on a year-over-year and sequential basis on the strength of our acquisitions, leasing, and the leveraging of G&A. Our dividend coverage was stronger in the quarter on both an FFO and AFFO basis, and our outlook for 2019 projects the dividend to be fully covered for the full year. The second quarter earnings release and supplemental outline our results and provide additional details. I’d like to focus my time this afternoon on the color behind those results and what we have included in our updated guidance.

Plymouth Industrial REIT, Inc.

August 8, 2019 at 1:00 p.m. Eastern

For the second quarter, the primary factors driving our results were significant year-over-year acquisition activity that drove revenues, NOI, EBITDA, FFO, and AFFO. We had less than a month’s contribution from the Indianapolis acquisition and the recent planned acquisitions in July and August should begin to have more of an impact in Q3 and further in Q4, further enhancing the sequential quarterly progression we’ve been expecting all year.

G&A in the second quarter was in line with our previous guidance and includes approximately $305,000 of non-cash expense, representing amortization of stock compensation that is an adjustment to AFFO.

The ATM activity in early April and the follow-on offering in May increased our weighted average share count and unit count by 102%, compared with a year ago and by 36% compared with the first quarter. That was a $0.14 per share and unit impact FFO in the quarter and $0.12 per share impact to AFFO, which is in line with what we expected when we completed the offering. We have factored the higher share count into our current guidance.

Turning to guidance for 2019, we’ve made adjustments to our underlying assumptions to increase revenues, NOI, and EBITDA to reflect the impact from the acquisitions and their timing. The full-year outlook does not include any acquisitions other than those stated previously. Although we are clearly expecting to complete additional acquisitions in the second half as we put the capital to work, we do not as a usual practice include assumptions for future acquisitions unless they are under agreement.

General and administrative expenses have been increased approximately $200,000 to account for higher professional fees and our same store portfolio occupancy remains unchanged and still excludes any lease up at Creekside in Columbus.

Our weighted average common shares and units are now estimated to be 8.4 million for the full year, with 9.8 million currently outstanding. That higher share and unit count is expected to be in place for all of Q3 and Q4. Again, similar to acquisitions, we don’t forecast any potential capital markets activity in our guidance, which assumes a steady state on the current share count in the second half.

After factoring in these assumptions and the 36% increase in the share and unit count, we are now expecting FFO to be in the range of $2.10 to $2.13 per share and unit and AFFO to be in the range of $1.73 to $1.76 per share and unit.

I want to elaborate a bit more on that outlook and how we expect to put the capital we raised to work. As Jeff mentioned earlier, the roughly $56 million we raised in May through the follow-on offering would equate to about $120 million of acquisitions, assuming leverage of 57% or so on those transactions. With approximately $95 million put to work or committed already, that leaves another $25 million to complete by yearend, which would equate to an incremental FFO and AFFO that is not currently baked into our guidance. The impact would mostly depend on the timing of potential acquisitions and if they’re done early in the fourth quarter or closer to yearend.

Regarding our balance sheet, at quarter end we had 100% of our debt in place with fixed interest rates for the next five-to-nine years at approximately 4.18%. We should also see lower borrowing costs and increased flexibility from our line of credit reflected in our overall results in the second half of the year and in 2020.

The increased availability from $45 million to $100 million, the extended maturity, and the 50 basis point reduction in our LIBOR margin, are material improvements to our overall capital structure. Our goal is to work our leverage down over time. At quarter end, we were 47% levered on a gross asset value compared with 57.3% for Q1, which is heavily influenced by the timing of the offering and the ultimate use of proceeds.

Plymouth Industrial REIT, Inc.

August 8, 2019 at 1:00 p.m. Eastern

We don’t expect to stay at this level with additional acquisition activity, but it is reasonable to expect we will continue to bring it down a few points at a time. At quarter end, our net debt to annualized second quarter EBITDA was 7.31 times, compared with 8.99 times for the first quarter. All in all, our capital structure has improved in a very short period of time and that should translate into better support of our disciplined capital allocation.

I’ll be happy to answer any additional questions on this commentary in the question-and-answer period. Operator, we’re now ready to take questions.

QUESTIONS AND ANSWERS

Operator

Thank you, sir. We will now begin the question and answer session. To ask a question, you may press star, then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star, then two. Again, it is star, then one to ask a question. At this time, we will just pause momentarily to assemble our roster.

The first question will come from Barry Oxford of DA Davidson. Please go ahead.

Barry Oxford

Great, thanks. Jeff, you guys had nice occupancy gain in the quarter. Was that a function of the lease-up more so or was it a function of the acquisition being fully leased?

Jeff Witherell

Hi, Barry. Thanks for the question. The number was driven by the short-term lease we had at Creekside, so it was a four-month, deal which ended at the end of July, but we’re working on the new lease right now.

Barry Oxford

Right. Okay. Perfect, perfect. From a—I know you probably don’t want to discuss in great detail the July and August, but, Jeff, maybe from a macro sense, can you help us with cap rates?

Jeff Witherell

Yes. We, I mean I think if you look through the three acquisitions that I highlighted, I think some of that information’s in our earnings release as well—the cap rate, the cap rates are right in line where they’ve been. Somewhat of a—I think there’s a disconnect in the market somewhere, where large portfolios that can, whatever those sizes are, they’re hundreds of millions of dollars. It seems like those are getting done at low cap rates. I’m not so sure that’s a function of the real estate or is it a function that they have large amounts of cash to push out?

But these properties that we’re buying, these portfolios, in these cap rates, there’s obviously—it’s our strategy. We continue to find good deals that we can execute on.

Barry Oxford

Perfect. Thanks. That definitely helps when I’m trying to think about my model.

Jeff Witherell

Yes.

Plymouth Industrial REIT, Inc.

August 8, 2019 at 1:00 p.m. Eastern

Barry Oxford

I’ll go ahead and yield the floor to other people. Thanks.

Jeff Witherell

Thanks, Barry. Yes.

Operator

And next we will have Gaurav Mehta of National Securities.

Gaurav Mehta

Thanks, guys. I was hoping that you could comment on how your acquisition pipeline is looking and in which market are you looking for new product for the rest of the year?

Jeff Witherell

Yes. We probably say the same thing every call. I mean, we continue to maintain what we call robust acquisitions pipeline. We have a variety of sellers. They come—they’re institutions to individuals and we have seen some small portfolios. We’re running a contract on two of them. We’ve passed on a few. And there are always one-off deals bouncing around and we take those.

So our pipeline is pretty strong. We’re going through a lot of product right now, as you can see. But we’re planning to stay at it.

Gaurav Mehta

Okay. And second question, I was hoping if you could comment on what you’re hearing from your customers and how is your tenant retention for the quarter?

Jeff Witherell

I didn’t understand the last part of the question for the quarter.

Gaurav Mehta

Yes, the customer retention rate. I think in 1Q it falls around 80%.

Jeff Witherell

Right. You have that.

Jim Connolly

Our customers are enjoying our landlords’ skills. We’ve done a great job. We’re getting a lot of positive feedback from property management, about our property management and leasing.

For the year, the retention rate is at 70.5%. The quarter is roughly the same. So that’s where we stand.

Gaurav Mehta

Okay. Thank you.

Jeff Witherell

Thank you.

Operator

Thank you, sir. The next question will come from Alexander Goldfarb of Sandler O’Neill.

Plymouth Industrial REIT, Inc.

August 8, 2019 at 1:00 p.m. Eastern

Alexander Goldfarb

Hi, good afternoon. Just a few questions here. First, the guidance that you laid out, just to be clear, that’s as you stand today with the $113 million closing by quarter end. It doesn’t include the remaining $25 million that was part of your IPO acquisition plan. Correct? Is that correct?

Jeff Witherell

That is correct.

Alexander Goldfarb

Okay. And then, are you planning any ATM? Is there any ATM assumed in the back half of this year?

Jeff Witherell

The guidance, as I stated, in the guidance, we don’t factor in any change on—to draw down of the ATM or an additional offering.

Alexander Goldfarb

Okay. But I mean, I’m just saying, but you—I mean, clearly the acquisition environment’s pretty healthy. Your stock has held up. So, what are your thoughts on reengaging in the ATM as you did earlier in the year, because it seems like from an acquisitions standpoint, you guys are blessed with a lot of opportunity.

Jeff Witherell

Yes, we are. We’ve—I had a board call yesterday and we are going to assess the market as it goes forward. I mean, the ATMs worked out well for a lot of people and we will certainly use it if the time is right. You’re right. We have plenty of acquisitions. That’s not our issue.

Alexander Goldfarb

Okay. And then the next question is on Creekside. Obviously, good to see some progress in the quarter and then appreciate the leasing commentary that’s going on right now. Just given the previous description of the asset as sort of unique in the market relative to the competitive set, do you think that, assuming that you have this leased up by yearend, that you would seek to sell it or, Jeff, you think that you’ll keep it based on what you’re seeing in the market?

Jeff Witherell

It’s hard for us to tell what we’ll do. We evaluate everything every quarter whether we want to keep it or sell it. I think it’ll depend on the tenant and it’ll depend on what we think the role’s going to be from this particular tenant, how long this lease is and what we think the role will look like. So, that’s why we buy these type of—we buy—a lot of our acquisitions are that way, too, Alex, right? If we think—we buy them because we think they’re going to renew in two or three years. We have probably an educated guess that they’re going to renew. We don’t always win that, but we’ve won the majority of that. And a lot of times these leases are below market. So, we’ll see how this one plays out.

Alexander Goldfarb

Okay. Great. Thank you.

Jeff Witherell

Thank you.

Operator

And next we have Henry Coffee of Wedbush.

Plymouth Industrial REIT, Inc.

August 8, 2019 at 1:00 p.m. Eastern

Henry Coffee

Yes. Sorry about my hoarse voice. Good afternoon, everyone, and great quarter. Just to kind of summarize, to make sure I have it right, the three acquisitions that you have under contract equal $113 million in total value, some of which will be assumed by—some of which will be financed by assumable debt, right?

Jeff Witherell

Right. So it’s $113 million total. That also includes the other two assets we have.

Henry Coffee

Yes, it’s three, right?

Jeff Witherell

Well, with the three new acquisitions, we’re about 90.

Henry Coffee

Ninety, okay. And then plus the other two.

Jeff Witherell

The other two, St. Louis.

Henry Coffee

Right.

Jeff Witherell

And Indianapolis. Right.

Henry Coffee

And so I know all of those should be on the books by the end of September.

Jeff Witherell

Oh, definitely by the end of September, right. These—again, these are subject to final closing conditions, but all of our due diligence has been done, so we’re happy with it. It’s just a matter of title and things like that. And sometimes those things pop up, right? So, if these happen, which we think they will, we believe they’ll all be done certainly before September 1st.

Henry Coffee

And so the—and the amount of assumable debt that goes with the total $113 million.

Jeff Witherell

Approximately $31 million.

Henry Coffee

Thank you. I just couldn’t get it written down fast enough. And the cap rate, like you sort of said, in the eights, in total.

Jeff Witherell

That is correct. Low eights, yes.

Plymouth Industrial REIT, Inc.

August 8, 2019 at 1:00 p.m. Eastern

Henry Coffee

And that’s all that’s in the guidance and I think everybody on the call would not be surprised if you then added more acquisitions during the September-October period. When you think about putting on properties, now that you have access to the ATM, what is the thought process either in terms of assumable debt or the amount of money you would borrow? So, if you’re putting on $100 of new assets, how much of it would have to be equity and how much of it cash and how much of it would you be comfortable financing either with assumable debt or the issuance of your own debt?

Jeff Witherell

So, that’s kind of a two-part answer, I think, Henry. Just as we look across the portfolio, we want to maintain our leverage. I mean, we were—our model, I think, spoke to around 57% of debt to book value, not market value, right? So we think the market value is higher, so we think that number’s obviously lower in the real world. But in the financial statements, about 10%. So we told the investors at the last overnight offering that we were going to maintain the 57% and then bring it down over time. So, from a model perspective, we like to keep the portfolio at 57%. I can say that on one of these particular acquisitions, the leverage is 50%, Dan? So each deal—the second part of the answer, I guess, is that on each deal it just depends, right? I mean, if one deal is 65% lever and the other one’s 50%, that you’re going to get your 57%.

Henry Coffee

And then just more of a technical question. I notice that property management cost, if I have my numbers right, was $6.3 million in the first quarter and $6—a little over $6 million in the second. What—is that seasonality and taxes and things, or maybe you can help me understand how that works a little bit?

Dan Wright

Generally, you’re absolutely right. Some of it is seasonality and part of it again is real estate taxes and adjustments on a couple of the various locales adjusting their real estate tax rates as of the beginning of June, going into their fiscal year …

Henry Coffee

And then for the rest of the year, we should assume it’s sort of a blend of those two numbers, or—assuming no news. Well, with the acquisitions it’d obviously be higher.

Dan Wright

Roughly, I would say yes.

Henry Coffee

Okay. Great quarter and lots of progress and certainly things have moved in the right direction. And what numbers would prompt you to increase the dividend? What do you want to see, kind of on a look-back basis, before you sit down with the board and say, I think it’s time to raise the number?

Jeff Witherell

Maybe it’s a product of share price as well, Henry. We probably haven’t really thought of that all the way through. I mean, our first priority is going to be, make sure our debt is going the right way, so I think that’s our number one priority is to do that.

Henry Coffee

No, it makes perfect sense, given your …

Plymouth Industrial REIT, Inc.

August 8, 2019 at 1:00 p.m. Eastern

Jeff Witherell

Yes—like right now, we—listen, as major shareholders, right, we’d love to raise the dividend because it benefits us, but the marketplace right now, we could raise the dividend 20%. I don’t know if the market’s going to respond accordingly. I mean, look at what our dividend yield is today and you look at what we’ve been able to execute on. So we just need probably a little more time in the market. I think the last—I don’t know if this good information—but I think the last—I should, I apologize for not putting this in the prepared information, but the overnight offering was very successful for us. We brought in 17 new institutional investors. It was about 87% institutional deal. Ten of them were major investors of major orders.

So, I think that’s a telltale sign that they are supporting the company. They believe in what we’re doing. And they’ve indicated that they’ll—they want to be with us into the future as well.

Henry Coffee

Great. No, I mean it’s a huge opportunity in your subsector. We had a commercial real estate call with a bunch of brokers and that’s all they could talk, when they weren’t talking about how wonderful multi-family was they would switch the conversation to how active the industrial real estate space was, so.

Jeff Witherell

There you go. Retail and industrial’s blending, so that’s a benefit.

Henry Coffee

Super. Well, thanks for your remarks.

Jeff Witherell

Thank you, Henry.

CONCLUSION

Operator

So, no further questions at this time. We’ll go ahead and conclude our question-and-answer session. I would now like to turn the conference call back over to Mr. Jeff Witherell for any closing remarks. Sir?

Jeff Witherell

Yes. Thank you all for joining us and we are available for questions afterwards as usual. Reach out to Tripp Sullivan. Thanks so much.

Operator

And we thank you, sir, and the rest of the management team for your time also today. The conference call is now concluded. At this time you may disconnect your lines. Thank you, take care, and have a great day, everyone.

Plymouth Industrial REIT, Inc.

August 8, 2019 at 1:00 p.m. Eastern